PROMISSORY NOTE

US $45,000.00	Las Vegas, Nevada
April 11, 2007

For good and valuable consideration, Secured Diversified Investment, Ltd., a Nevada corporation, (“Maker”), hereby makes and delivers this Promissory Note (this “Note”) in favor of JWA VENTURES,  LLC a Nevada limited liability company (“Holder”), and hereby agree as follows:

1.  Principal Obligation and Interest.  For value received, Maker promises to pay to Holder at 131 Laurel Grove, Kentfield, California 94904, or at such other place as Holder may designate in writing, in currently available funds of the United States, the principal sum of Forty-five Thousand and 00/100 Dollars ($45,000.00).  Makers’ obligation under this Note shall accrue interest at the rate of seven percent (7%) per annum from the date hereof until paid in full.

2.  Payment Terms. Maker agrees to remit payment in full of all principal and interest due hereunder to Holder on or before April 11, 2009. Maker shall have the right to prepay all or any part of the principal under this Note without penalty.

3.  Acknowledgment of Obligation to Repay Prior Advances.  Maker acknowledges that, prior to the date of this Note and prior to Holder’s advancement of the funds due hereunder, Holder has advanced to Maker a total of $63,000 for use in the operation of Maker’s business.  Maker acknowledges and agrees that, in addition to the sum due hereunder, Maker remains obligated to repay all such sums previously advanced to Maker by Holder.

4.  Representations and Warranties of Maker.  Maker hereby represents and warrants the following to Holder:

(a) Maker and those executing this Note on its behalf have the full right, power, and authority to execute, deliver and perform the obligations under this Note, which are not prohibited or restricted under articles of incorporation of Maker.  This Note has been duly executed and delivered by an authorized officer of Maker and constitutes a valid and legally binding obligation of Maker enforceable in accordance with its terms.

(b) The execution of this Note and Maker’s compliance with the terms, conditions and provisions hereof does not conflict with or violate any provision of any agreement, contract, lease, deed of trust, indenture, or instrument to which Maker is a party or by which Maker is bound, or constitute a default thereunder.

5.  Defaults.  The following events shall be defaults under this Note:

a.  Maker’s failure to remit any payment under this Note on before the date due, if such failure is not cured in full within five (5) days of written notice of default.

b.  Maker’s failure to perform or breach of any non-monetary obligation or covenant set forth in this Note if such failure is not cured in full within ten (10) days following delivery of written notice thereof from Holder to Maker;

c.  If Maker is dissolved, whether pursuant to any applicable articles of incorporation, by-laws, and/or any applicable laws, or otherwise.

6.           Rights and Remedies of Holder.  Upon the occurrence of an event of default by Maker under this Note, then, in addition to all other rights and remedies at law or in equity, Holder may exercise any one or more of the following rights and remedies:

a.  Accelerate the time for payment of all amounts payable under this Note by written notice thereof to Maker, whereupon all such amounts shall be immediately due and payable; and

b.  Pursue any other rights or remedies available to Holder at law or in equity.

7.           Interest To Accrue Upon Default. Upon the occurrence of an event of default by Makers under this Note, the balance then owing under the terms of this Note shall accrue interest at the rate of fifteen percent (15%) per annum from the date of default until Holder is satisfied in full.

8.  Representation of Counsel.  Maker acknowledges that they have consulted with or have had the opportunity to consult with it’s their legal counsel prior to executing this Note.  This Note has been freely negotiated by Maker and Holder and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Note.

9. Choice of Laws; Actions.  This Note shall be constructed and construed in accordance with the internal substantive laws of the State of Nevada, without regard to the choice of law principles of said State.  Maker acknowledges that this Note has been negotiated in Clark County, Nevada.  Accordingly, the exclusive venue of any action, suit, counterclaim or cross claim arising under, out of, or in connection with this Note shall be the state or federal courts in Clark County, Nevada.  Maker hereby consents to the personal jurisdiction of any court of competent subject matter jurisdiction sitting in Clark County, Nevada.

10.  Usury Savings Clause.  Maker expressly agrees and acknowledges that Maker and Holder intend and agree that this Note shall not be subject to the usury laws of any state other than the State of Nevada.  Notwithstanding anything contained in this Note to the contrary, if collection from Maker of interest at the rate set forth herein would be contrary to applicable laws, then the applicable interest rate upon default shall be the highest interest rate that may be collected from Maker under applicable laws at such time.

11.  Costs of Collection.  Should the indebtedness represented by this Note, or any part hereof, be collected at law, in equity, or in any bankruptcy, receivership or other court proceeding, or this Note be placed in the hands of any attorney for collection after default, Maker agrees to pay, in addition to the principal and interest due hereon, all reasonable attorneys’ fees, plus all other costs and expenses of collection and enforcement, including any fees incurred in connection with such proceedings or collection of the Note.

12.           Further Assurances.  From and after the Closing Date, each party shall reasonably cooperate with the other party in order to fully effectuate the intent and purpose of this Agreement, and shall execute and deliver any documents or instruments reasonably requested by the other party in connection therewith.

13.Execution of Additional Documents.  Each of the Parties hereto hereby agrees to perform any and all acts and to execute and deliver any and all documents reasonably necessary or convenient to carry out the intent and the provisions of this Agreement.

14.           Miscellaneous.

a.  This Note shall be binding upon Maker and shall inure to the benefit of Holder and its successors, assigns, heirs, and legal representatives.

b.  Any failure or delay by Holder to insist upon the strict performance of any term, condition, covenant or agreement of this Note, or to exercise any right, power or remedy hereunder shall not constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy.

c.  Any provision of this Note that is unenforceable shall be severed from this Note to the extent reasonably possible without invalidating or affecting the intent, validity or enforceability of any other provision of this Note.

d.  In the event of any action at law or in equity to enforce this Note, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the unsuccessful party.

e.  This Note may not be modified or amended in any respect except in a writing executed by the party to be charged.

IN WITNESS WHEREOF, this Note has been executed effective the date and place first written above.

“Maker”:

SECURED DIVERSIFIED INVESTMENT, LTD

By: /s/ Munjit Johal
        Munjit Johal, President

“Holder”:

JWA VENTURES LLC

By: /s/ Joseph Abrams
       Joseph Abrams, Manager